Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, Pa. 19004
610-784-2000 ext. 103
Don@SkinnyCo.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp.
to Reposition its Skinny Water®  Product Line

Bala Cynwyd, Pa. - December 17, 2009—Skinny Nutritional Corp. (OTCBB:SKNY.OB), the maker of Skinny Water®, announced today that it intends to reposition its line of Skinny Waters as a beverage rather than a dietary supplement. The change was made after a consideration of market analysis and in response to a recent draft guidance and related correspondence from the U.S. Food and Drug Administration (FDA). This decision is also consistent with changes to the packaging and labeling of the Company’s product line under consideration by the Company.

Ronald Wilson, CEO of Skinny Nutritional, stated, “Skinny Water is much more than a dietary supplement and our customers consider it a great-tasting, zero-calorie alternative to many of the other beverage products currently on the market. By marketing Skinny Water as a conventional beverage, we will appeal to a broader market and allow our consumers to directly compare Skinny Water with other functional beverages.”

Skinny Water will continue to have zero calories, zero sugar, zero sodium and zero preservatives and the Company believes it will not experience any material adverse effects in transitioning its Skinny Water product line as conventional beverages. By taking these steps, the Company expects to more directly compete with other functional beverage companies, while contemporaneously addressing FDA’s correspondence.

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Tea®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.